Exhibit 10.1

July 27, 2016

CONFIDENTIAL

Rene Lammers, Ph.D

SVP, PepsiCo Global Beverage R&D

700 Anderson Hill Road

Purchase, New York 10577

Re:	Extension of Collaboration Agreement

Dear Dr. Lammers:

This letter agreement (“Letter Agreement”) confirms the terms of our agreement to extend, on an interim basis, the term of the Collaborative R&D Period under that certain Collaborative Research, Development, Commercialization and License Agreement between PepsiCo, Inc. (“PepsiCo”) and Senomyx, Inc. (“Senomyx”) dated August 16, 2010, as last amended on March 31, 2014, (the “Collaboration Agreement”), to facilitate the negotiation of a longer extension of the Naturals Collaborative R&D Programs, to be memorialized by an amendment and restatement of the Collaboration Agreement (the “Amended and Restated Collaboration Agreement”). Except as defined herein, all defined terms shall have the meanings ascribed to them in the Collaboration Agreement. The parties hereby agree as follows:

1.     Term of the Collaborative R&D Period: The Collaborative R&D Period under the Collaboration Agreement shall be extended for an additional forty-five (45) days (“Interim Extension Period”) and the Collaborative R&D Period will conclude and expire automatically on September 30, 2016. Except as contemplated in this Letter Agreement, all terms and conditions of the Collaboration Agreement shall remain unchanged and in full force and effect during the Interim Extension Period.

2.     Negotiation of Amended and Restated Collaboration Agreement: Each of Senomyx and PepsiCo will use its best efforts from the date hereof through September 30, 2016, to negotiate in good faith a longer extension of the Naturals Collaborative R&D Programs to be memorialized by the Amended and Restated Collaboration Agreement, taking into account the terms set forth in the non-binding term sheet dated July 1, 2016. During the Interim Extension Period, Senomyx will not grant to any Third Party rights to Senomyx Technology relating to the Synthetic Enhancing Compound Program, the Natural Enhancing Compound Program and the Natural Sweetener Compound Program for use in Exclusive Product Categories.

3.     Payment: PepsiCo agrees to pay Senomyx research funding associated with the Interim Extension Period in the amount of One Million and One Hundred Thousand United States Dollars ($1,100,000). Upon execution of this Letter Agreement, Senomyx shall send PepsiCo an invoice for such amount and PepsiCo shall remit payment within 60 days. All such funding amounts shall be used by SENOMYX to perform the agreed activities allocated to SENOMYX as outlined in the existing Research Plans and shall be non-refundable and non-creditable.

4.      Public Disclosures. Senomyx shall file a current report on Form 8-K that will publicly disclose the material terms of this Letter Agreement as required under applicable securities laws. Thereafter, PEPSICO and SENOMYX may each disclose to Third Parties, the information contained in such current report without the need for further approval by the other party. Except for the Form 8-K, the parties agree to protect the terms of this Letter Agreement as Confidential Information under the terms of that certain Mutual Nondisclosure Agreement between Senomyx and PepsiCo, Inc. dated April 13, 2016.

5.     Governing Law. This Letter Agreement will be governed by the laws of the State of Delaware, as such laws are applied to contracts entered into and to be performed entirely within such state. Disputes that may arise under this Letter Agreement shall be governed by Section 16.4 of the Collaboration Agreement.

If the foregoing is acceptable to you, please indicate your agreement in the space provided below, whereupon signing, it shall become a valid, legal, and binding obligation on the parties, their successors, and assigns, on the date set forth below.

Very truly yours,

SENOMYX, INC.

/S/ JOHN POYHONEN
John Poyhonen
President and CEO

The undersigned hereby acknowledge and agree to the foregoing on behalf of PEPSICO, INC., on July 28, 2016:

PEPSICO, INC.

/S/ Hendrik Lammers
Hendrik Lammers
SVP, Global Beverages R&D

4767 Nexus Centre Drive ● San Diego, California 92121 ● Tel: (858) 646-8300 ● Fax: (858) 404-0750